                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, DC

                                 FORM N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(A) OF THE
                       INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   NAME:    State Farm Life and Accident Assurance Company Variable Annuity
              Separate Account

B.   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

              One State Farm Plaza
              Bloomington, Illinois 61710-0001

C.   TELEPHONE NUMBER (INCLUDING AREA CODE):

              (309) 766-0886

D.   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

              Laura P. Sullivan
              Vice President - Counsel and Secretary
              State Farm Life and Accident Assurance Company
              One State Farm Plaza
              Bloomington, Illinois 61710-0001

     COPY TO:

              Stephen E. Roth, Esq.
              Sutherland, Asbill & Brennan, L.L.P.
              1275 Pennsylvania Avenue, N.W.
              Washington, D.C. 20004-2415

E.   CHECK APPROPRIATE BOX:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                            Yes /X/             No / /

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Bloomington, and State of Illinois this 11th day of May, 1998.

(SEAL)                        Signature:  State Farm Life and Accident Assurance
                                          --------------------------------------
                                          Company Variable Annuity Separate
                                          ---------------------------------
                                          Account
                                          -------

                                                (NAME OF REGISTRANT)

                                     By:  State Farm Life and Accident Assurance
                                          --------------------------------------
                                          Company
                                          -------

                                                (NAME OF DEPOSITOR)

                                     By:  /s/ Terry L. Huff
                                          --------------------------------------
                                          Terry L. Huff
                                          Vice President

ATTEST:


/s/ Patricia L. Dysart
------------------------------------
Patricia L. Dysart
Assistant Counsel